Exhibit 99.1

FOR IMMEDIATE RELEASE

BioCardia and CellProthera Enhance Collaboration for Development of ProtheraCytesTM for the Treatment of Acute Myocardial Infarction in Europe and Potential Early Access for Patients

SUNNYVALE, California USA and MULHOUSE, France, February 1, 2023 -BioCardia, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, and CellProthera, a private developer of cell-based therapies to repair ischemic tissues, today announce an amendment to their Clinical Research Supply and Support Agreement.

The amendment extends the long-term partnership between both organizations. The agreement relates to CellProthera’s use of BioCardia’s Helix™ transendocardial biotherapeutic delivery system for its ongoing Phase I/IIb EXCELLENT study of its lead product candidate ProtheraCytesTM.

CellProthera has developed ProtheraCytes as a one shot minimally invasive autologous ATMP cell therapy to improve the quality of life of post-Acute Myocardial Infarction (AMI) patients who have no therapeutic solution to restore the heart’s function, and to reduce ongoing hospitalizations and invasive medical treatments such as heart transplants. BioCardia’s Helix Biotherapeutic Delivery System is the leading percutaneous catheter delivery system for cardiovascular regenerative medicine. It enables local delivery of cell and gene-based therapies to treat heart failure, myocardial infarction, ischemia, and cardiac conduction disorders.

CellProthera and BioCardia have extended the agreement to complete the ongoing Phase I/IIb EXCELLENT study. The agreement incorporates the intention for both organizations to work together regarding CellProthera’s next clinical study, potential early access commercialization, which could begin in 2024, and future full commercialization programs.

“CellProthera’s therapeutic solution meets a high unmet medical need and has considerable commercial potential. We remain optimistic that they will be demonstrating clinically meaningful and statistically significant benefits from their ongoing Phase I/IIb clinical trial for post-AMI patients that have no alternative therapeutic options," said Peter Altman, PhD., Chief Executive Officer, BioCardia. “We also look forward to the potential of early commercial access that may be granted in 2024 for the benefit of patients and continued clinical development together in the European Union and the United Kingdom.”

“BioCardia’s Helix delivery system has enabled CellProthera to enhance the delivery and retention of our cellular product in the heart while maintaining the status of a minimally invasive procedure. The Helix system has performed excellently,” said Matthieu de Kalbermatten CEO, CellProthera. “As we complete enrollment in our Phase I/IIb program, this year, it is strategically important for CellProthera to strengthen its partnership with BioCardia for the ultimate benefit of patients, the physicians that treat them, and both companies’ stakeholders.”

Under the terms of the agreement, CellProthera is not required to partner with BioCardia therapeutic delivery devices for its commercial or subsequent clinical efforts. However, should it not, BioCardia would receive low single digit royalty on net sales of CellProthera’s transendocardially delivered ProtheraCytes for its contributions to CellProthera’s development efforts.

About CellProthera

CellProthera is a regenerative cell therapy developer specializing in cardiovascular diseases with a leading program in myocardial infarction. CellProthera has developed a unique GMP-compliant cell expansion process as well as a proprietary automation technology for in vitro production of large quantity of purified, CD34+ stem cells. Its lead therapy ProtheraCytesTM, is an autologous cell therapy and has been developed for body regeneration and targeted to regenerate various damaged tissues, including cardiac tissue. ProtheraCytes is registered as an Advanced Therapy Medicinal Product by the European Medicines Agency (EMA). CellProthera’s proprietary technology platform comprises an automated expansion device called StemXpandTM and its disposable kit StemPack®. CellProthera is headquartered in France and has 22 employees.

https://www.cellprothera.com/en/home/

About BioCardia

BioCardia, Inc., headquartered in Sunnyvale, California, is a developer of cell and cell-derived therapies for cardiovascular and pulmonary disease. The Company has two biotherapeutic platforms, CardiAMP autologous bone marrow-derived mononuclear cell therapy for cardiovascular indications and the NK1R+ allogeneic bone marrow-derived mesenchymal stem cell therapies for cardiovascular and pulmonary diseases. These platforms underly several clinical-stage product candidates, each with the potential to meaningfully benefit millions of patients.

https://www.biocardia.com/

BioCardia Forward Looking Statements:

This press release contains forward-looking statements and that are subject to many risks and uncertainties.  Forward looking statements include, among other things, enrollment and completion of clinical studies, performance of delivery systems, success of the collaboration and commercialization and future payments. These forward-looking statements are made as of the date of this press release.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of the factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate.  Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2022, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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CellProthera Media Contact:

IB Communications

Tel +44 (0)20 89434685

cellprothera@ibcomms.agency

BioCardia Media Contact:

Anne Laluc

info@biocardia.com, (650) 226-0120

BioCardia Investor Contact:

David McClung, Chief Financial Officer

investors@biocardia.com, (650) 226-0120